Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES SECOND QUARTER 2015 RESULTS

~ Comparable Store Sales Increased 3.8% and Total Sales Increased 4.3%~

~ Adjusted Operating Income Exceeds High End of Previous Guidance ~

~ Introduces Q3 Guidance with Comparable Store Sales Increase and Improved Operating Results ~

New York, New York — August 20, 2015 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 504 retail stores, today announced results for the second quarter ended August 1, 2015.

Gregory Scott, New York & Company’s CEO, stated:  “We are very pleased with our second quarter performance, in which we increased sales, drove positive comparable store sales and expanded gross margin, leading to a $2.3 million increase in adjusted operating income versus the second quarter last year and exceeded our guidance.  Our 3.8% comparable store sales gains accelerated in July with the launch of our Jennifer Hudson Soho Jeans Collection and the overall quarterly results also were driven by the expansion of our omni-channel capabilities leading to significant growth in eCommerce and by increased traffic marking our fifth consecutive quarter of improved traffic growth.  We believe this further validates that our brand marketing and product strategies are resonating with our core demographic.  We also commenced the implementation of major strategic initiatives that are expected to drive significant efficiencies and cost savings for our Company providing us with a stronger platform from which to implement our growth plans.  Finally, we are pleased with our positioning as we begin the third quarter, and as our guidance reflects, we are expecting our positive momentum to continue in the Fall.”

Second Quarter Fiscal Year 2015 Results: (13-weeks ended August 1, 2015 compared to the 13-weeks ended August 2, 2014)

•                  Net sales were $235.7 million, as compared to $226.1 million in the prior year.

•                  Comparable store sales increased 3.8%, following an increase of 2.3% for the same period last year and total net sales increased by 4.3%.

•                  Gross profit as a percentage of net sales increased 110 basis points versus the fiscal 2014 second quarter principally due to improved leverage of buying and occupancy costs.

•                  Selling, general and administrative expenses were $66.7 million, as compared to $61.7 million in the prior year period.  Included in fiscal 2015 second quarter are $2.0 million of non-operating charges as the Company continues on its path of becoming a leaner Company.  These non-operating charges are due to a reduction in headcount in its corporate headquarters resulting in a severance charge of $0.8 million, consulting fees of

$0.6 million to complete the previously disclosed business re-engineering project, and $0.6 million of certain legal and corporate moving expenses.

•                  Excluding non-operating charges of $2.0 million, non-GAAP selling, general and administrative expenses were $64.7 million, as compared to $61.7 million in the prior year.  This increase reflects incremental investments in marketing to drive sales, increases in variable distribution costs associated with the growing eCommerce business, and increases in rent and depreciation related to the new corporate headquarters, partially offset by savings from the organizational realignment initiated in the third quarter of fiscal 2014. There were no non-operating charges recorded during the first or second quarters of fiscal year 2014.

•                  GAAP operating income was $0.4 million, as compared to the prior year’s second quarter GAAP operating income of $0.2 million.  On a non-GAAP basis, excluding $2.0 million of non-operating charges, adjusted operating income was $2.5 million, exceeding the high end of the Company’s previously issued guidance range of $1 million to $2 million.

•                  GAAP net loss for the second quarter of fiscal year 2015 was $0.1 million, or $0.00 per diluted share.  This compares to the prior year’s GAAP net loss of $0.1 million, or $0.00 per diluted share.  On a non-GAAP basis, the Company’s second quarter 2015 adjusted net income was $1.9 million, or $0.03 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating charges for the three and six months ended August 1, 2015. [GAAP is defined as Generally Accepted Accounting Principles].

•                  Total quarter-end inventory increased 1.2%, as compared to the end of last year’s second quarter, which was below the Company’s previously issued guidance on May 21, 2015.  In-store inventory increased 7.6%, in line with the Company’s prior expectations.

•                  Capital spending for the second quarter of fiscal year 2015 was $7.3 million, as compared to $6.2 million in last year’s second quarter, primarily reflecting continued investments in the Company’s information technology infrastructure, including its omni-channel retail strategy, the opening of new Outlet stores and the remodeling of existing locations. The decrease in capital spending during the second quarter of fiscal year 2015, as compared to the Company’s previously issued guidance, is primarily due to lower than expected costs related to the build-out of the new corporate headquarters and a shift in the timing of certain information technology projects to later this year.

•                  The Company opened 2 Outlet stores, closed 2 stores, and remodeled 4 New York & Company stores during the second quarter, ending the fiscal quarter with 504 stores, including 76 Outlet stores, and 2.6 million selling square feet in operation.

•                  The Company ended the quarter with $60.1 million of cash-on-hand and no outstanding borrowings under its revolving credit facility, as compared to $63.2 million of cash-on-hand at the end of last year’s second quarter.

Outlook:

Regarding expectations for the third quarter of fiscal year 2015, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to increase by a low to mid-single-digit percentage versus last year.

•                  Gross margin is expected to increase in the range of 100 - 200 basis points from the prior year’s third quarter rate reflecting improved product costs, reductions in certain inbound air freight costs incurred in the prior year due to West Coast port delays, and improved leverage of buying and occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses are expected to be approximately flat to the prior year period reflecting the elimination of $2.8 million of non-operating charges incurred in the prior year and anticipated savings in payroll as a result of the Company’s organizational realignment offset by increases in the following areas of the Company’s business: (i) anticipated increases in performance-based compensation as compared to last year; (ii) increased rent and depreciation expense related to the Company’s new corporate headquarters and investments in information technology; and (iii) increases in variable costs associated with the growing eCommerce business.  On a non-GAAP basis, excluding $2.8 million in non-operating charges in the prior year, selling, general and administrative expenses are expected to increase by approximately $2 million to $3 million due to the aforementioned factors; however, these expenses are expected to decrease as a percentage of net sales based upon higher sales.

•                  Operating results for the third quarter of fiscal year 2015 are expected to significantly improve versus the prior year period reflecting a modest loss versus a loss of $9.5 million in the prior year on a GAAP basis, which included non-operating charges of $2.8 million.  The Company does not currently expect to incur any non-operating charges in the third quarter of fiscal year 2015.

•                  Business Process Improvement Plan Update

As previously announced, the Company launched a comprehensive business process re-engineering project in late 2014, referred to as Project Excellence, to identify strategic initiatives to improve productivity, increase speed-to-market and enhance profitability.  Following this very careful and thorough evaluation of its business, the Company has updated its improvement plans and has identified several additional opportunities to improve its business operations, and Project Excellence is now expected to reduce future operating costs by approximately $30 million, up from the Company’s prior estimate of $20 million to $25 million.  These reductions and efficiencies are the result of the redesign of the Company’s Go-to-Market process, the reduction of indirect procurement costs, and an organizational realignment which resulted in a significant reduction in the Company’s corporate workforce.

As previously disclosed, these reductions began to take effect during the first quarter of fiscal year 2015 and are expected to build throughout the second half of the year with the full implementation completed during the first quarter of fiscal year 2016.  The benefits of the improvement plan are expected to be realized approximately evenly between cost of sales and selling, general and administrative expenses, with the cost of sales benefits realized through reduced product costs and decreases in buying expenses both of which will improve gross margins.  The benefits in selling, general and administrative expenses are expected to reduce payroll and related costs and also reduce certain indirect procurement expenses, largely mitigating anticipated expense increases in other areas of the Company’s business and investments in growth initiatives to drive sales.

Additional Outlook:

•                  Total inventory is expected to increase in the mid to high single-digit range due to the acceleration of certain deliveries in the current year, as compared to the prior year which reflected late deliveries resulting from West Coast port delays.

•                  Capital expenditures for the third quarter of fiscal year 2015 are projected to be between $6 million and $8 million, as compared to $10.3 million of capital expenditures in the third quarter of last year.  Capital expenditures are projected to include the following:

•                  Real Estate capital expenditures of $3 million to $4 million primarily related to the opening of new stores and the remodeling of existing locations; and

•                  Investments of $3 million to $4 million in information technology and eCommerce.

•                  Depreciation expense for the third quarter of fiscal year 2015 is estimated to be approximately $6 million.

•                  During the third quarter of fiscal year 2015, the Company expects to open approximately 2 New York & Company stores, 3 new Outlet Stores, remodel 2 New York & Company existing locations, and convert 3 New York & Company locations to Outlet stores, ending the quarter with 509 stores, including 82 Outlet stores and 2.6 million selling square feet.  Capital spending for the full year 2015 remains unchanged from previously issued guidance and is estimated to range from $26 million to $28 million.

Conference Call Information

A conference call to discuss second quarter of fiscal year 2015 results is scheduled for today, Thursday, August 20, 2015 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 329-8877 and reference conference ID number 2567722 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available at 7:30 p.m. Eastern Time on August 20, 2015, until 11:59 p.m. Eastern Time on August 27, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 2567722.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 504 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements, including statements made under “Outlook” and “Additional Outlook,” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vi) seasonal fluctuations in the Company’s business; (vii) the Company’s ability to anticipate and respond to fashion trends; (viii) the Company’s dependence on mall traffic for its sales; (ix) competition in the Company’s market, including promotional and pricing competition; (x) the Company’s ability to retain, recruit and train key personnel; (xi) the Company’s reliance on third parties to manage some aspects of its business; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended August 1, 2015	% of net sales	Three months ended August 2, 2014	% of net sales
Net sales	$235,696	100.0%	$226,066	100.0%

Cost of goods sold, buying and occupancy costs	168,563	71.5%	164,148	72.6%

Gross profit	67,133	28.5%	61,918	27.4%

Selling, general and administrative expenses	66,698	28.3%	61,738	27.3%

Operating income	435	0.2%	180	0.1%

Interest expense, net of interest income	309	0.2%	85	—%

Income before income taxes	126	—%	95	0.1%

Provision for income taxes	272	0.1%	242	0.2%

Net loss	$(146)	(0.1)%	$(147)	(0.1)%

Basic loss per share	$(0.00)		$(0.00)

Diluted loss per share	$(0.00)		$(0.00)

Weighted average shares outstanding:
Basic shares of common stock	63,174		62,819
Diluted shares of common stock	63,174		62,819

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase	3.8%	2.3%
Net sales per average selling square foot (a)	$91	$86
Net sales per average store (b)	$468	$445
Average selling square footage per store (c)	5,132	5,169
Ending store count	504	509

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended August 1, 2015	% of net sales	Six months ended August 2, 2014	% of net sales
Net sales	$459,086	100.0%	$445,659	100.0%

Cost of goods sold, buying and occupancy costs	327,706	71.4%	321,537	72.1%

Gross profit	131,380	28.6%	124,122	27.9%

Selling, general and administrative expenses	135,190	29.4%	123,881	27.8%

Operating (loss) income	(3,810)	(0.8)%	241	0.1%

Interest expense, net of interest income	598	0.1%	169	—%

(Loss) income before income taxes	(4,408)	(0.9)%	72	0.1%

Provision for income taxes	409	0.1%	501	0.2%

Net loss	$(4,817)	(1.0)%	$(429)	(0.1)%

Basic loss per share	$(0.08)		$(0.01)

Diluted loss per share	$(0.08)		$(0.01)

Weighted average shares outstanding:
Basic shares of common stock	63,079		62,728
Diluted shares of common stock	63,079		62,728

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase	2.9%	0.1%
Net sales per average selling square foot (a)	$177	$169
Net sales per average store (b)	$911	$877
Average selling square footage per store (c)	5,132	5,169

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	August 1, 2015	January 31, 2015	August 2, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,122	$69,293	$63,166
Restricted cash	1,509	1,509	1,509
Accounts receivable	12,682	7,406	10,688
Income taxes receivable	73	99	99
Inventories, net	85,896	93,791	84,896
Prepaid expenses	19,559	20,581	20,913
Other current assets	1,320	1,121	1,223
Total current assets	181,161	193,800	182,494

Property and equipment, net	86,882	84,374	79,834
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,421	6,660	6,741
Other assets	2,204	2,167	995
Total assets	$291,547	$301,880	$284,943
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$1,000	$1,000	$—
Accounts payable	81,453	86,481	82,173
Accrued expenses	48,750	52,418	38,402
Income taxes payable	564	710	747
Deferred income taxes	6,421	6,660	6,741
Total current liabilities	138,188	147,269	128,063

Long-term debt, net of current portion	13,250	13,750	—
Deferred rent	36,836	35,169	36,803
Other liabilities	7,034	6,333	5,032
Total liabilities	195,308	202,521	169,898

Total stockholders’ equity	96,239	99,359	115,045
Total liabilities and stockholders’ equity	$291,547	$301,880	$284,943

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	Six months ended August 1, 2015	Six months ended August 2, 2014
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(4,817)	$(429)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,334	14,118
Loss from impairment charges	232	358
Amortization of deferred financing costs	92	60
Share-based compensation expense	1,782	2,011
Changes in operating assets and liabilities:
Restricted cash	—	(1,509)
Accounts receivable	(5,276)	(3,662)
Income taxes receivable	26	—
Inventories, net	7,895	(1,417)
Prepaid expenses	1,022	228
Accounts payable	(5,028)	6,299
Accrued expenses	(3,865)	(8,478)
Income taxes payable	(146)	(328)
Deferred rent	1,667	(3,122)
Other assets and liabilities	(87)	(110)
Net cash provided by operating activities	5,831	4,019

Investing activities
Capital expenditures	(13,993)	(10,757)
Net cash used in investing activities	(13,993)	(10,757)

Financing activities
Repayment of long-term debt	(500)	—
Payment of financing costs	(22)	—
Proceeds from exercise of stock options	16	299
Shares withheld for payment of employee payroll taxes	(247)	(118)
Principal payments on capital lease obligations	(256)	—
Net cash (used in) provided by financing activities	(1,009)	181

Net decrease in cash and cash equivalents	(9,171)	(6,557)
Cash and cash equivalents at beginning of period	69,293	69,723
Cash and cash equivalents at end of period	$60,122	$63,166
Non-cash capital lease transactions	$1,080	$—

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating income (loss), net income (loss) and earnings (loss) per diluted share for the three and six months ended August 1, 2015 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP. There were no non-operating charges recorded during the first or second quarters of fiscal year 2014.

	Three months ended August 1, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating income	Net (loss) income	(Loss) income per diluted share

GAAP as reported	$66,698	$435	$(146)	$(0.00)
Adjustments affecting comparability
Consulting expense	572	572	572
Severance expense	860	860	860
BHQ moving expenses	197	197	197
Legal expense	386	386	386
Total adjustments (1)	2,015	2,015	2,015	0.03
Non-GAAP as adjusted	$64,683	$2,450	$1,869	$0.03

	Six months ended August 1, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating (loss) income	Net (loss) income	(Loss) income per diluted share

GAAP as reported	$135,190	$(3,810)	$(4,817)	$(0.08)
Adjustments affecting comparability
Consulting expense	3,028	3,028	3,028
Severance expense	1,584	1,584	1,584
Net reduction of BHQ moving expenses	(116)	(116)	(116)
Legal expense	386	386	386
Total adjustments (1)	4,882	4,882	4,882	0.08
Non-GAAP as adjusted	$130,308	$1,072	$65	$0.00

(1)         The tax effect of $2.0 million and $4.8 million of expenses, during the three and six months ended August 1, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.